Exhibit 4.1

FIRST AMENDMENT TO

WARRANT TO PURCHASE STOCK

This First Amendment to Warrant to Purchase Stock (this “Amendment”) is made as of the 18th day of July, 2013 by and between diaDexus, Inc., a Delaware corporation (the “Company”), and Comerica Ventures Incorporated, a California Corporation, the holder of the Warrant (as hereinafter defined) (the “Holder”).

A. The Holder is the holder of that certain Warrant to Purchase Stock dated September 23, 2011 (the “Warrant”) by assignment from its affiliate, Comerica Bank, a Texas banking association;

B. The Holder and the Company wish to amend the Warrant in order to modify the method in which the Warrant may be exercised by the Holder; and

C. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Warrant.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

1. Amendment. Section 1.1 of the Warrant is hereby amended and restated in its entirety to read as follows:

“Method of Exercise. Holder may exercise this Warrant by a duly executed Notice of Exercise in substantially the form attached as Appendix I to the principal office of the Company (or such other appropriate location as Holder is so instructed by the Company). Payment of the aggregate Warrant Price for the Shares being purchased shall be made, at the option of the Holder, by the following methods: (i) by delivery to the Company of a check, wire transfer (to an account designated by the Company) or other form of payment acceptable to the Company; (ii) by instructing the Company to withhold a number of Shares then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the date of delivery of the Notice of Exercise equal to such aggregate Warrant Price; or (iii) any combination of the foregoing. In the event of any withholding of Shares pursuant to clause (ii) or (iii) above where the number of Shares whose value is equal to the aggregate Warrant Price for the Shares being purchased is not a whole number, the number of Shares withheld by or surrendered to the Company shall be rounded up to the nearest whole Share and the Company shall make a cash payment to the Holder (by delivery of a check or by wire transfer of immediately available funds) based on the incremental fraction of a Share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a Share being so withheld or surrendered multiplied by (y) the Fair Market Value per Share as of the date of delivery of the Notice of Exercise.

For the purpose of this Warrant, “Fair Market Value” means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (c) if on any such day the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on the Nasdaq Stock Market, Inc. (“Nasdaq”), the National Association of Securities Dealers, Inc. OTC Bulletin Board (“OTC Bulletin Board”) or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on Nasdaq, the OTC Bulletin Board or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on Nasdaq, the OTC Bulletin Board or similar quotation system or association at the end of such day. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on Nasdaq, the OTC Bulletin Board or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value per share as determined jointly by the Company’s board of directors and the Holder.

2. No Other Amendments. Except as amended hereby, the Warrant remains in full force and effect in accordance with its original terms.

3. Miscellaneous.

a. Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

b. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

c. Entire Agreement. The Warrant, as amended by this Amendment, constitutes the entire agreement of the parties with regard to the subject matter hereof and supersedes any prior oral or written agreements or understandings.

d. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or any other state.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Warrant to Purchase Stock as of the date first above written.

THE COMPANY: diaDexus, Inc.

By:	/s/ Jean Viret
	Name:	Jean Viret
	Title:	Chief Financial Officer

HOLDER: Comerica Ventures Incorporated

By:
Name:
Title:

SIGNATURE PAGE TO FIRST AMENDMENT TO WARRANT TO PURCHASE STOCK

IN WITNESS WHEREOF, the parties have executed this First Amendment to Warrant to Purchase Stock as of the date first above written.

THE COMPANY: diaDexus, Inc.

By:
Name:
Title:

HOLDER: Comerica Ventures Incorporated

By:	/s/ LaReeda Rentie
	Name:	LaReeda Rentie
	Title:	Assistant Vice President

SIGNATURE PAGE TO FIRST AMENDMENT TO WARRANT TO PURCHASE STOCK